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                                                                     EXHIBIT 4.1




                      AMERICAN BANK NOTE HOLOGRAPHICS, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT
                    PURSUANT TO THE 1998 STOCK INCENTIVE PLAN


         As of the 11th day of May, 1999, pursuant to the 1998 Stock Incentive Plan, as amended (the "Plan"), American Bank Note Holographics, Inc., a Delaware corporation (the "Company"), hereby grants to _________________________ (the "Grantee") a non-qualified stock option to purchase __________ shares of the Common Stock of the Company, at an exercise price of $2.50 per share, subject to adjustment as provided in the Plan.

         1. TERM OF OPTION. This option is granted as of the date first above written (the "Date of Grant"), and will terminate and expire, to the extent not previously exercised, on the tenth anniversary of the Date of Grant, or at such earlier time as may be specified in the Plan.

         2. RIGHT TO EXERCISE. During the Grantee's employment or service, this option will become vested and exercisable (i) with respect to 33 1/3% of the total shares of Common Stock subject thereto on the first anniversary of the Date of Grant and (ii) in cumulative installments, with respect to 8 1/3% of the total shares of Common Stock subject thereto on the last day of each of the first eight (8) consecutive three (3) month periods immediately following the first anniversary of the Date of Grant. Subject to the applicable limitations set out in the Plan or as otherwise set out in this Agreement, prior to issuance of any shares of Common Stock, the Grantee shall deliver an investment representation as deemed necessary by the Board of Directors of the Company or such Committee established by the Board of Directors (the "Committee").

         3. METHOD OF EXERCISE. This option shall be exercised by delivery of written notice to the Company, in accordance with Section 7 below, specifying the number of shares with respect this option is being exercised. Such notice shall be accompanied by payment in full of the exercise price for such shares together with the amount necessary to satisfy any applicable withholding requirements: (i) in cash, cashiers check or money order, (ii) by delivery of an equivalent value in shares of Common Stock previously owned by the Grantee for at least six (6) months, or (iii) by such other methods approved by the Board of Directors or the Committee.

         4. TERMINATION OF EMPLOYMENT OR SERVICE. In all events where Grantee's employment or service by the Company and its Subsidiaries and Parents is terminated, the options granted hereunder shall be governed by the Plan.

         5. SUBJECT TO PLAN. This option is subject to all the terms and conditions of the Plan, and specifically to the power of the Board of Directors or the Committee to make interpretations of the Plan and of options granted thereunder, and of the Board of Directors of the Company to alter, amend, suspend or discontinue the Plan subject to the limitations expressed in the Plan. By acceptance hereof, the Grantee acknowledges receipt of a copy of the Plan and hereby accepts and agrees to be bound by all of its terms and conditions. In addition, the Grantee recognizes and agrees that all determinations, interpretations or other actions respecting the Plan made by the
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Board of Directors of the Company or of the Committee, and that such determinations, interpretations or other actions are final, conclusive and binding upon all parties, including the Grantee, his heirs and representatives.

         6. NON-ASSIGNABILITY OF THIS OPTION. This option shall not be assignable or transferable by the Grantee except by will or by the laws of decent distribution. During the Grantee's lifetime, this option shall only be exercisable by the Grantee.

         7. NOTICES. Any notice, payment or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: if to American Bank Note Holographics, Inc., 399 Executive Boulevard, Elmsford, NY 10523 Attention: President; if to Grantee, at the address set forth on the signature page hereto. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices to such party hereunder. Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date such notice is properly mailed.

         8. BINDING EFFECT. Except as otherwise provided in this Agreement or in the Plan, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

         9. HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

         10. SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

         11. GOVERNING LAW. The internal laws of the State of New York shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.




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         IN WITNESS WHEREOF, this Agreement is executed as of the 11th day of
May, 1999.


                                   AMERICAN BANK NOTE HOLOGRAPHICS, INC.



                                   By:
                                       ---------------------------------


         The undersigned Grantee hereby accepts the terms of the foregoing Stock Option Agreement and the Plan.



                                   Grantee

                                   By:
                                       ---------------------------------

                                   -------------------------------------

                                   -------------------------------------
                                            (Address)




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